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                                                                  EXHIBIT 99.26


                             UNIT OPTION AGREEMENT

        This Unit Option Agreement (this "Agreement"), is entered into as of ___________, 1997 by and between IMNLLC, a Texas limited liability company (the "Company"), and _____________, an employee (the "Employee") of the Company.

        The Company desires to provide the Employee an opportunity to purchase its Class C Non-Voting Non-Transferable Units of ownership interest in the Company (the "Class C Units") in order to carry out the purposes of the Company's 1995 Class C Unit Option Plan (the "1995 Plan").

        The parties agree as follows:

        1. GRANT. The Company grants to the Employee the right (the "Options") to purchase 50,000 Class C Units (the "Option Units") on the terms and conditions set forth in this Agreement.

        2. PURCHASE PRICE. The Purchase Price for the Option Units (the "Purchase Price") will be $10.00 per Class C Unit.

        3.      EXERCISE.

                (a) Options may be exercised, from time to time, as to any or all of the Option Units which are then vested. Options may not be exercised unless and until they are vested.

                (b) Options may not be exercised as to less than 1,000 Option Units at any one time. Unless the Exercise Notice specifies otherwise, the earliest vested Options will be exercised first.

                (c) During the lifetime of the Employee, only the Employee may exercise the Options. After the death of the Employee, the Options may be exercised only by the personal representative of the Employee or the Employee's successor by will or the laws of descent and distribution

        4.      VESTING.

                (a) The Options will vest in accordance with the following schedule:

                        (i) when net income of the Company is equal to or greater than $1.00: 20% (i.e. 10,000)

                        (ii) when net income of the Company is equal to or greater than $1,000,000.00: 40% (i.e. 20,000)

                        (iii) when net income of the Company is equal to or greater than $5,000,000.00: 60% (i.e. 30,000)


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                        (iv)    when net income of the Company is equal to or
                                greater than $10,000,000.00: 80% (i.e. 40,000);
                                and

                        (v) when net income of the Company is equal to or greater than $15,000,000.00: 100% (i.e. 50,000)

                (b) Notwithstanding Section 4(a), all Options will vest immediately upon (i) the death of the Employee, (ii) the permanent disability of the Employee (as determined by the Board of Directors of the Company), (iii) upon the circumstances described in Section 10(b), or (iv) if Whisenhunt Investments, Inc., Joe D. Whisenhunt, Jr. or Joe D. Whisenhunt, Sr. or their heirs, assigns or affiliates or entities controlled by them do not own or control a majority of the Class A Units of the Company.

        5. EXPIRATION. The right to exercise the Options expires on the earliest of (i) the 90th calendar day after the resignation or the termination of the employment of the Employee, other than as a consequence of the events described in Section 4(b) or upon expiration of the term of Employee's Employment Agreement with the Company of even date, or (ii) the tenth anniversary of the date of this Agreement.

        6. FORFEITURE. If the Employee resigns or his employment is terminated (other than as a consequence of any of the events described in Section 4(b) or upon expiration of the term of Employee's Employment Agreement with the Company of even date), the Employee will forfeit all unvested Options.

        7.      NOTICE OF EXERCISE; PAYMENT AND DELIVERY.

                (a) The Options may be exercised by delivery of a written notice (the "Exercise Notice") to the Company, signed by the person exercising the Options and specifying the number of Options which are to be exercised.

                (b) Each Exercise Notice must be accompanied by payment (by check payable to the order of the Company) of the full Purchase Price for the Option Units and all withholding taxes required to be collected by the Company under Federal, State, or local law as a result of the exercise ("Withholding Taxes").

                (c) The Company will deliver a certificate representing the Option Units purchased within thirty (30) days after receipt of the notice and full payment of the Purchase Price and Withholding Taxes. Unless otherwise requested by the person exercising the Options, the certificate for the Option Units purchased will be registered in the name of the Employee and will be delivered to the Employee at the Employee's address then listed on the books and records of the Company.

        8. PAYMENT WITH UNITS. Payment of any or all of the Purchase Price and Withholding Taxes may be made with Class C Units, in which event the certificates evidencing the Class C Units so to be used must accompany the Exercise Notice and must be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company. In lieu of using outstanding Class C Units to pay the Purchase Price and Withholding Taxes, Class C Units as to which the Options are then being exercised may be used, in which case the Exercise Notice


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must include a statement directing the Company to withhold so many of the Option
Units that would otherwise have been delivered upon that exercise of this Option as equals the number of Option Units that would have been transferred to the Company if the Purchase Price and Withholding Taxes had been paid with outstanding Class C Units. The Company will have no obligation to accept Class C Units in payment of the Purchase Price if the Company is then prohibited from purchasing or acquiring Class C Units thus tendered to it.

        9. NON-TRANSFERABILITY. Unless specifically permitted by the Committee, the Options may not be assigned, transferred, pledged or hypothecated in any way, will not be assignable by operation of law, and will not be subject to execution, attachment or similar process (each, a "Transfer"), other than by will or the law of descent and distribution. Any attempted Transfer will be null and void and without effect.

        10.     ADJUSTMENTS.

                (a) If any Option is exercised subsequent to any dividend, split, reverse split, combination or exchange of Class C Units, or any recapitalization or reorganization occurring after the date of this Agreement, as a result of which (i) units of any class shall be issued in respect of outstanding Class C Units or (ii) Class C Units are changed into the same or a different number of units of the same or another class or classes, the Employee will receive, for the aggregate price paid upon such exercise, the aggregate number of the class of units which, if Class C Units had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, splitups, combinations or exchanges of shares, recapitalizations or reorganizations. No fractional unit will be issued upon any such exercise and the aggregate Purchase Price will be appropriately reduced to reflect any fractional unit not issued.

                (b) Upon (i) the dissolution or liquidation of the Company, or (ii) a merger or consolidation of the Company as a result of which the Class C Units are changed into or exchanged for cash, property or securities not of the Company's issue, all Options will immediately vest unless provision is made in connection with such transaction for the assumption of the Options, or the substitution for the Options of options covering the securities of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of securities and prices.

        11. GENERAL. The Company will at all times during the term of the Options reserve and keep available Class C Units sufficient to satisfy the requirements of this Option Agreement. The Company will pay all original issue and transfer taxes with respect to, and all other fees and expenses incurred by the Company in connection with, the issuance of Option Units.

        12.     MISCELLANEOUS.

                (a) The Options are not intended to be incentive stock options as defined in Section 422 of the Internal Revenue Code.


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                (b)     The Employee will not have any of the rights of a member
with respect to the Option Units until delivery of the Option Units certificates in accordance with Section 7(c) and execution by the Employee of the Amended and Restated Regulations of the Company, whereby the Employee agrees to be bound by all of the terms and provisions thereof.

                (c) Nothing in this Option Agreement effects the rights and obligations of the Employee and Company pursuant to the Employment Agreement of even date between the parties.

        IN WITNESS WHEREOF, this Option Agreement is entered into by the Employee and by the Company as of the date first above written.


                                       IMNLLC




                                       By: _____________________________________
                                           Joe D. Whisenhunt, Sr., President




                                       _________________________________________
                                       [Optionee]


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